Exhibit 99.1

Kellogg Company
Financial News Release

Analyst Contact:
John Renwick, CFA (269) 961-9050
Jamie Duies, CFA (269) 961-2486

Media Contact:
Kris Bahner (269) 961-3799

Kellogg Company Reports Strong First Quarter 2021 Results, Raises Full-Year Outlook
BATTLE CREEK, Mich. - May 6, 2021 - Kellogg Company (NYSE: K) today announced first quarter 2021 results and raised its full-year financial guidance.
First Quarter Highlights:

•During the global COVID-19 pandemic and unprecedented operating environment, Kellogg continues to execute well against its priorities of protecting our employees' health and safety, supplying food to the marketplace, and aiding our communities.

•Strong net sales growth was broad-based across regions and global categories despite lapping exceptional year-ago performance.

•Operating profit and earnings per share grew on top of year-ago exceptional growth as higher net sales and operating leverage resulted in balanced financial delivery.

•On the strength of this performance, the Company increased its full-year financial outlook.

"Amidst continued difficult circumstances, our organization executed exceptionally well in the first quarter and delivered very good results, both financially and in-market," said Steve Cahillane, Kellogg Company’s Chairman and Chief Executive Officer. "The quarter featured continued momentum in major brands and categories, accelerated growth in emerging markets, and effective management of cost pressures through productivity and revenue growth management."

Mr. Cahillane added, "This strong start to the year enables us to raise our full-year financial outlook, and underscores confidence in our ability to sustain balanced financial delivery."

Guidance and goals expressed in this press release are on a currency-neutral basis, and adjusted to exclude restructuring charges, mark-to-market adjustments of pensions (service cost, interest cost, expected return on plan assets, and other net periodic pension costs are not excluded) and various financial instruments, and other costs impacting comparability. Organic basis also excludes acquisitions, divestitures, and differences in shipping days. Expected net sales, margins, operating profit, and earnings per share are provided on a non-GAAP basis only because certain information necessary to calculate such measures on a GAAP basis is unavailable, dependent on future events outside of our control and cannot be predicted without unreasonable efforts by the Company. Please refer to the "Non-GAAP Financial Measures" section included later in this press release for a further discussion of our use of non-GAAP measures, including quantification of known expected adjustment items. The company will use the term "low single digit" to refer to percent changes of up to 3%, "mid single-digit" to refer to percent changes between 4% and 6%, "high single-digit" to refer to percent changes between 7% up to 10%, and "double-digit" to refer to percent changes of 10% or more.

Financial Summary:	Quarter ended
(millions, except per share data)	April 3, 2021	March 28, 2020	% Change
Reported Net Sales	$3,584	$3,412	5.1%
Organic Net Sales *	$3,555	$3,412	4.2%

Reported Operating Profit	$472	$459	2.7%
Adjusted Operating Profit *	$497	$439	13.3%
Currency-Neutral Adjusted Operating Profit *	$489	$439	11.5%

Reported Diluted Earnings Per Share	$1.07	$1.01	5.9%
Adjusted Diluted Earnings Per Share *	$1.11	$0.99	12.1%
Currency-Neutral Adjusted Diluted Earnings Per Share *	$1.07	$0.99	8.1%
* Non-GAAP financial measure. See "Non-GAAP Financial Measures" section and "Reconciliation of Non-GAAP Amounts" tables within this release for important information regarding these measures.
First Quarter Consolidated Results
    Kellogg’s first quarter 2021 GAAP (or "reported") net sales increased 5% year on year, as elevated demand for packaged foods consumed at home and favorable currency translation more than offset continuing softness in away-from-home channels and on-the-go occasions. On an organic basis, which excludes the impact of currency, the Company's net sales increased by 4%.
Reported operating profit in the first quarter increased by approximately 3% versus the year-ago quarter primarily due to net sales growth and resultant operating leverage, which more than offset unfavorable mark-to-market impacts. On an adjusted basis, operating profit grew by 13%, and on a currency-neutral adjusted basis, operating profit increased by 12%.
Reported earnings per share increased by approximately 6% from the prior-year quarter due to the higher reported operating profit despite a higher reported effective tax rate. On an adjusted basis, earnings per share increased 12%, and excluding currency translation, adjusted earnings per share increased by 8%.
Year-to-date net cash provided by operating activities was $235 million. After capital expenditures of $173 million, cash flow, defined as net cash provided by operating activities less capital expenditure, was $62 million through the end of the first quarter, which is typically the Company's lowest quarter for this metric.

First Quarter Business Performance
Please refer to the segment tables in the back of this document.
    Since the onset of the pandemic, Kellogg Company has prioritized keeping employees safe, supplying food to the marketplace, and aiding its communities. The Company has invested in overtime pay and in safety and sanitation supplies and protocols in manufacturing facilities, distribution centers, and across the sales organization, while continuing travel and meetings restrictions. In order to meet elevated demand for its products, the Company has increased production and invested in its employees, warehousing labor, and transportation capacity. And, in support of the Company's commitment to its communities through the pandemic, the Company and its charitable funds have donated significant amounts of cash and food since the the beginning of the crisis.
During the first quarter, Kellogg Company continued to execute well in this uncertain environment. Kellogg sales through retail channels remained strong, despite lapping last year's pandemic-related surge, and was led by many of the Company's largest brands and by particularly strong growth in e-commerce. Away-from-home channels continued to decline amidst the pandemic, though their decline moderated sequentially in the first quarter. Also notable was the Company's sustained momentum in emerging markets, despite challenging conditions. In an environment of rising cost inflation, the Company has taken steps to preserve underlying profitability through productivity, mix, and revenue growth management.
Kellogg North America’s reported net sales in the first quarter increased by approximately 2%, aided modestly by favorable currency translation. On an organic basis, net sales increased by 1% driven by continued elevation of demand for packaged foods consumed at home and by favorable timing of shipments. Kellogg North America's reported operating profit growth of 4% was driven by higher net sales and resultant operating leverage. On an adjusted and currency-neutral adjusted basis, operating profit increased by 4%.
Kellogg Europe's reported net sales increased 10% driven by favorable currency translation and organic-basis growth of 3%. Pringles sustained its strong momentum across the Region, and while cereal sales lapped last year's pandemic-related surge, they remained elevated relative to pre-pandemic levels. Kellogg Europe's operating profit increased nearly 16%, benefiting from higher net sales and favorable currency translation. On an adjusted basis, operating profit increased by 14%, and on a currency-neutral adjusted basis, operating profit increased by 8%.
Kellogg Latin America's reported net sales increased 4% despite negative currency translation. On an organic basis, net sales increased 10%, as cereal demand across the region remained elevated while snacks' growth accelerated, especially in Brazil where local production and a new distributor are continuing to benefit Pringles. Reported operating profit increased by 23% year on year, driven by higher net sales and decreased overhead, and was delivered in spite of adverse currency translation. On an adjusted basis, operating profit increased by 40%, and on a currency-neutral adjusted basis, operating profit increased by 44%.
Kellogg Asia Pacific, Middle East and Africa ("AMEA") reported net sales increased by 14%, driven by growth momentum across the Region and across cereal, snacks, and noodles and other. On an organic basis, net sales increased by 15%. Kellogg AMEA's reported operating profit increased 37% due to the higher net sales, favorable currency translation, and a lack of one-time charges. On an adjusted basis, operating profit increased by 31%, and on a currency-neutral adjusted basis, operating profit increased by 25%.

Kellogg Raises Full-Year Financial Guidance
Kellogg Company raised its full-year financial guidance on the strength of its first quarter results. Specifically, the Company's revised guidance for the full year is:
•Organic net sales growth is now expected to finish 2021 approximately flat year on year, up from previous guidance of a decline of approximately (1)%. This implies a 2-year compound annual growth rate of almost 3%.

•Currency-neutral adjusted operating profit growth is now projected to decline approximately (1)% - (2)% year on year, an improvement from previous guidance of a decline of approximately (2)%. This equates to a 2-year compound annual growth rate of approximately 4% excluding since-divested businesses from the 2019 base.

•Currency-neutral adjusted earnings per share for the full year is now estimated to increase by approximately +1% - 2% year on year, an improvement from previous guidance +1%. This implies a 2-year compound annual growth rate of approximately 5% excluding since-divested businesses from the 2019 base.

•Net cash provided by operating activities is now expected to finish 2021 at approximately $1.6 - $1.7 billion, above the previous guidance range of $1.6 billion, with capital expenditure of approximately $0.5 billion. As a result, cash flow is now expected to finish 2021 at $1.1 - $1.2 billion, an increase from the previous guidance of approximately $1.1 billion.

Excluded from this guidance are any significant supply chain or other prolonged market disruptions related to the pandemic or global economy.

Conference Call / Webcast
    Kellogg will host a conference call to discuss results and outlook on Thursday, May 6, 2021 at 9:30 a.m. Eastern Time. The conference call and accompanying presentation slides will be webcast live over the Internet at http://investor.kelloggs.com. Information regarding the rebroadcast is available at http://investor.kelloggs.com.

About Kellogg Company
    At Kellogg Company (NYSE: K), our vision is a good and just world where people are not just fed but fulfilled. We are creating better days and a place at the table for everyone through our trusted food brands. Our beloved brands include Pringles®, Cheez-It®, Special K®, Kellogg's Frosted Flakes®, Pop-Tarts®, Kellogg's Corn Flakes®, Rice Krispies®, Eggo®, Mini-Wheats®, Kashi®, RXBAR®, MorningStar Farms® and more. Net sales in 2020 were approximately $13.8 billion, comprised principally of snacks and convenience foods like cereal, frozen foods, and noodles. As part of our Kellogg's® Better Days purpose platform, we're helping to end hunger and are committed to creating Better Days for 3 billion people by the end of 2030. Visit www.KelloggCompany.com or www.OpenforBreakfast.com.

Non-GAAP Financial Measures
    This filing includes non-GAAP financial measures that we provide to management and investors that exclude certain items that we do not consider part of on-going operations. Items excluded from our non-GAAP financial measures are discussed in the "Significant items impacting comparability" section of this filing. Our management team consistently utilizes a combination of GAAP and non-GAAP financial measures to evaluate business results, to make decisions regarding the future direction of our business, and for resource allocation decisions, including incentive compensation. As a result, we believe the presentation of both GAAP and non-GAAP financial measures provides investors with increased transparency into financial measures used by our management team and improves investors’ understanding of our underlying operating performance and in their analysis of ongoing operating trends. All historic non-GAAP financial measures have been reconciled with the most directly comparable GAAP financial measures.

    Non-GAAP financial measures used include currency-neutral and organic net sales, adjusted and currency-neutral adjusted operating profit, adjusted operating profit excluding divestiture, adjusted and currency-neutral adjusted diluted EPS, adjusted EPS excluding divestiture, currency-neutral adjusted gross profit, currency-neutral adjusted gross margin, adjusted other income (expense), adjusted effective income tax rate, net debt and cash flow. We determine currency-neutral results by dividing or multiplying, as appropriate, the current-period local currency operating results by the currency exchange rates used to translate our financial statements in the comparable prior-year period to determine what the current period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior-year period. These non-GAAP financial measures may not be comparable to similar measures used by other companies.

•Currency-neutral net sales and organic net sales: We adjust the GAAP financial measure to exclude the impact of foreign currency, resulting in currency-neutral net sales. In addition, we exclude the impact of acquisitions, divestitures, foreign currency, and differences in shipping days including 53rd week, resulting in organic net sales. We excluded the items which we believe may obscure trends in our underlying net sales performance. By providing these non-GAAP net sales measures, management intends to provide investors with a meaningful, consistent comparison of net sales performance for the Company and each of our reportable segments for the periods presented. Management uses these non-GAAP measures to evaluate the effectiveness of initiatives behind net sales growth, pricing realization, and the impact of mix on our business results. These non-GAAP measures are also used to make decisions regarding the future direction of our business, and for resource allocation decisions.
•Adjusted: operating profit and diluted EPS: We adjust the GAAP financial measures to exclude the effect of restructuring programs, mark-to-market adjustments for pension plans (service cost, interest cost, expected return on plan assets, and other net periodic pension costs are not excluded), commodities and certain foreign currency contracts, multi-employer pension plan withdrawal liabilities, gain/loss on the divestiture, and other costs impacting comparability resulting in adjusted. We excluded the items which we believe may obscure trends in our underlying profitability. By providing these non-GAAP profitability measures, management intends to provide investors with a meaningful, consistent comparison of the Company's profitability measures for the periods presented. Management uses these non-GAAP financial measures to evaluate the effectiveness of initiatives intended to improve profitability, as well as to evaluate the impacts of inflationary pressures and decisions to invest in new initiatives within each of our segments. Additionally, in order to provide visibility for two-year performance as we evaluate results during the COVID-19 pandemic, we utilize adjusted operating profit and EPS excluding divestiture, which excludes the direct impacts from the 2019 divestiture of our selected cookies, fruit snacks, pie crusts, and ice cream cone businesses.
•Currency-neutral adjusted: gross profit, gross margin, operating profit, and diluted EPS: We adjust the GAAP financial measures to exclude the effect of restructuring programs, mark-to-market adjustments for pension plans (service cost, interest cost, expected return on plan assets, and other net periodic pension costs are not excluded), commodities and certain foreign currency contracts, multi-employer pension plan withdrawal liabilities, gain/loss on the divestiture, other costs impacting comparability, and foreign currency, resulting in currency-neutral adjusted. We excluded the items which we believe may obscure trends in our underlying profitability. By providing these non-GAAP profitability measures, management intends to provide investors with a meaningful, consistent comparison of the Company's profitability measures for the periods presented. Management uses these non-GAAP financial measures to evaluate the effectiveness of initiatives intended to improve profitability, as well as to evaluate the impacts of inflationary pressures and decisions to invest in new initiatives within each of our segments. Additionally, in order to provide visibility for two-year performance as we evaluate results during the COVID-19 pandemic, we utilize adjusted operating profit and EPS excluding divestiture, which excludes the direct impacts from the 2019 divestiture of our selected cookies, fruit snacks, pie crusts, and ice cream cone businesses.
•Adjusted other income (expense): We adjust the GAAP financial measure to exclude the effect of restructuring programs, mark-to-market adjustments for pension plans (service cost, interest cost, expected return on plan assets, and other net periodic pension costs are not excluded), and other costs impacting comparability. We excluded the items which we believe may obscure trends in our underlying profitability. By providing this non-GAAP measure, management intends to provide investors with a meaningful, consistent comparison of the Company's other income (expense), net, excluding the impact of the items noted above, for the periods presented. Management uses these non-GAAP financial measures to evaluate the effectiveness of initiatives intended to improve profitability.
•Adjusted effective income tax rate: We adjust the GAAP financial measures to exclude the effect of restructuring programs, mark-to-market adjustments for pension plans (service cost, interest cost, expected return on plan assets, and other net periodic pension costs are not excluded), commodities and certain foreign currency contracts, multi-employer pension plan withdrawal liabilities, gain/loss on the divestiture, and other costs impacting comparability. We excluded the items which we believe may obscure trends in our pre-tax income and the related tax effect of those items on our adjusted effective income tax rate, and other impacts to the tax expense, including U.S. Tax reform. By providing this non-GAAP measure, management intends to provide investors with a meaningful, consistent comparison of the Company's effective tax rate, excluding the pre-tax income and tax effect of the items noted above, for the periods presented. Management uses this non-GAAP measure to monitor the effectiveness of initiatives in place to optimize our global tax rate.
•Net debt: Defined as the sum of long-term debt, current maturities of long-term debt and notes payable, less cash and cash equivalents, and marketable securities. With respect to net debt, cash and cash equivalents, and marketable securities are subtracted from the GAAP measure, total debt liabilities, because they could be used to reduce the Company’s debt obligations. Company management and investors use this non-GAAP measure to evaluate changes to the Company's capital structure and credit quality assessment.
•Cash flow: Defined as net cash provided by operating activities reduced by expenditures for property additions. Cash flow does not represent the residual cash flow available for discretionary expenditures. We use this non-GAAP financial measure of cash flow to focus management and investors on the amount of cash available for debt repayment, dividend distributions, acquisition opportunities, and share repurchases once all of the Company’s business needs and obligations are met. Additionally, certain performance-based compensation includes a component of this non-GAAP measure.
    These measures have not been calculated in accordance with GAAP and should not be viewed as a substitute for GAAP reporting measures.

    Forward-looking guidance for organic net sales, currency-neutral adjusted operating profit, currency-neutral diluted EPS, and cash flow is included in this press release. Guidance for organic net sales excludes the impact of foreign currency translation, acquisitions, divestitures, and differences in shipping days. Guidance for operating profit excludes the impact of costs related to restructuring programs, mark-to-market adjustments (service cost, interest cost, expected return on plan assets, and other net periodic pension costs are not excluded), multi-employer pension plan withdrawal liabilities, and other items that could affect comparability, and foreign currency translation. Guidance for earnings per share excludes the impact of costs related to restructuring programs, mark-to-market adjustments (service cost, interest cost, expected return on plan assets, and other net periodic pension costs are not excluded), multi-employer pension plan withdrawal liabilities, the gain on the divestiture of selected cookies fruit snacks, pie crusts, and ice cream cone businesses, and other items that could affect comparability, and foreign currency translation. We have provided these non-GAAP measures for future guidance for the same reasons that were outlined above for historical non-GAAP measures.

    We are unable to reasonably estimate the potential full-year financial impact of mark-to-market adjustments because these impacts are dependent on future changes in market conditions (interest rates, return on assets, and commodity prices). Similarly, because of volatility in foreign exchange rates and shifts in country mix of our international earnings, we are unable to reasonably estimate the potential full-year financial impact of foreign currency translation.

    As a result, these impacts are not included in the guidance provided. Therefore, we are unable to provide a full reconciliation of these non-GAAP measures used in our guidance without unreasonable effort as certain information necessary to calculate such measure on a GAAP basis is unavailable, dependent on future events outside of our control and cannot be predicted without unreasonable efforts by the Company.

    See the table below that outlines the projected impact of certain other items that are excluded from non-GAAP guidance for 2021:

Impact of certain items excluded from Non-GAAP guidance:	Net Sales	Operating Profit	Earnings Per Share
Business and portfolio realignment (pre-tax)		$30-$40M	$0.09-$0.12
Income tax impact applicable to adjustments, net**			~$0.03
Currency-neutral adjusted guidance*		~(1)% - (2)%	~1% - 2%
Organic guidance*	~Flat
* 2021 full year guidance for net sales, operating profit, and earnings per share are provided on a non-GAAP basis only because certain information necessary to calculate such measures on a GAAP basis is unavailable, dependent on future events outside of our control and cannot be predicted without unreasonable efforts by the Company. These items for 2021 include impacts of mark-to-market adjustments for pension plans (service cost, interest cost, expected return on plan assets, and other net periodic pension costs are not excluded), commodities and certain foreign currency contracts. The Company is providing quantification of known adjustment items where available.

** Represents the estimated income tax effect on the reconciling items, using weighted-average statutory tax rates, depending upon the applicable jurisdiction.

Reconciliation of Non-GAAP amounts - Cash Flow Guidance
(billions)
Full Year 2021
Net cash provided by (used in) operating activities	$1.6-$1.7
Additions to properties	~$(0.5)
Cash Flow	$1.1 - $1.2

Forward-Looking Statements Disclosure
    This news release contains, or incorporates by reference, “forward-looking statements” with projections concerning, among other things, the Company’s restructuring programs, the integration of acquired businesses, the Company’s strategy, and the Company’s sales, earnings, margin, operating profit, costs and expenditures, interest expense, tax rate, capital expenditure, dividends, cash flow, debt reduction, share repurchases, costs, charges, rates of return, brand building, return on invested capital (ROIC), working capital, growth, new products, innovation, cost reduction projects, workforce reductions, savings, and competitive pressures. Forward looking statements include predictions of future results or activities and may contain the words “expects,” “believes,” “should,” “will,” “anticipates,” “projects,” “estimates,” “implies,” “can,” or words or phrases of similar meaning. The Company’s actual results or activities may differ materially from these predictions.

The Company's future results could be affected by a variety of other factors, including uncertainty of the magnitude, duration, geographic reach, impact on the global economy and current and potential travel restrictions of the COVID-19 outbreak, the current, and uncertain future, impact of the COVID-19 outbreak on our business, growth, reputation, prospects, financial condition, operating results (including components of our financial results), and cash flows and liquidity, the expected benefits and costs of the divestiture of selected cookies, fruit and fruit flavored-snacks, pie crusts, and ice-cream cones businesses of the Company, the risk that disruptions from the divestiture will divert management's focus or harm the Company’s business, risks relating to any unforeseen changes to or effects on liabilities, future capital expenditures, revenues, expenses, earnings, synergies, indebtedness, financial condition, losses and future prospects, the ability to implement restructurings as planned, whether the expected amount of costs associated with restructurings will differ from forecasts, whether the Company will be able to realize the anticipated benefits from restructurings in the amounts and times expected, the ability to realize the anticipated benefits and synergies from business acquisitions in the amounts and at the times expected, the impact of competitive conditions, the effectiveness of pricing, advertising, and promotional programs; the success of innovation, renovation and new product introductions; the recoverability of the carrying value of goodwill and other intangibles, the success of productivity improvements and business transitions, commodity and energy prices, transportation costs, labor costs, disruptions or inefficiencies in supply chain, the availability of and interest rates on short-term and long-term financing, actual market performance of benefit plan trust investments, the levels of spending on systems initiatives, properties, business opportunities, integration of acquired businesses, and other general and administrative costs, changes in consumer behavior and preferences, the effect of U.S. and foreign economic conditions on items such as interest rates, statutory tax rates, currency conversion and availability, legal and regulatory factors including changes in food safety, advertising and labeling laws and regulations, the ultimate impact of product recalls; business disruption or other losses from war, terrorist acts or political unrest; and other items.

Additional information concerning these and other factors can be found in the Company's filings with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.
Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to update them publicly.
[Kellogg Company Financial News]

Kellogg Company and Subsidiaries
CONSOLIDATED STATEMENT OF INCOME
(millions, except per share data)

	Quarter ended
(Results are unaudited)	April 3, 2021	March 28, 2020
Net sales	$3,584	$3,412
Cost of goods sold	2,418	2,268
Selling, general and administrative expense	694	685
Operating profit	472	459
Interest expense	59	64
Other income (expense), net	69	51
Income before income taxes	482	446
Income taxes	109	94
Earnings (loss) from unconsolidated entities	(2)	(2)
Net income	371	350
Net income attributable to noncontrolling interests	3	3
Net income attributable to Kellogg Company	$368	$347
Per share amounts:
Basic earnings	$1.07	$1.01
Diluted earnings	$1.07	$1.01
Average shares outstanding:
Basic	342	342
Diluted	344	344
Actual shares outstanding at period end	340	343

Kellogg Company and Subsidiaries
CONSOLIDATED STATEMENT OF CASH FLOWS
(millions)

	Year-to-date period ended
(unaudited)	April 3, 2021	March 28, 2020
Operating activities
Net income	$371	$350
Adjustments to reconcile net income to operating cash flows:
Depreciation and amortization	112	117
Postretirement benefit plan expense (benefit)	(68)	(39)
Deferred income taxes	17	8
Stock compensation	20	19
Other	13	(11)
Postretirement benefit plan contributions	(2)	(6)
Changes in operating assets and liabilities, net of acquisitions:
Trade receivables	(155)	(194)
Inventories	(50)	1
Accounts payable	118	44
All other current assets and liabilities	(141)	102
Net cash provided by (used in) operating activities	235	391
Investing activities
Additions to properties	(173)	(112)
Issuance of notes receivable	(20)	(18)
Repayments from notes receivable	28	—
Investments in unconsolidated entities	(10)	—
Acquisition of cost method investments	—	(3)
Purchases of available for sale securities	(2)	(65)
Sales of available for sale securities	5	5
Other	(17)	(9)
Net cash provided by (used in) investing activities	(189)	(202)
Financing activities
Net issuances (reductions) of notes payable	326	549
Reductions of long-term debt	(4)	(3)
Net issuances of common stock	18	46
Common stock repurchases	(240)	—
Cash dividends	(195)	(195)
Collateral received on derivative instruments	—	80
Net cash provided by (used in) financing activities	(95)	477
Effect of exchange rate changes on cash and cash equivalents	5	(47)
Increase (decrease) in cash and cash equivalents	(44)	619
Cash and cash equivalents at beginning of period	435	397
Cash and cash equivalents at end of period	$391	$1,016

Kellogg Company and Subsidiaries
CONSOLIDATED BALANCE SHEET
(millions, except per share data)

	April 3, 2021	January 2, 2021
	(unaudited)	*
Current assets
Cash and cash equivalents	$391	$435
Accounts receivable, net	1,660	1,537
Inventories	1,319	1,284
Other current assets	269	226
Total current assets	3,639	3,482
Property, net	3,636	3,713
Operating lease right-of-use assets	641	658
Goodwill	5,768	5,799
Other intangibles, net	2,449	2,491
Investments in unconsolidated entities	397	391
Other assets	1,534	1,462
Total assets	$18,064	$17,996
Current liabilities
Current maturities of long-term debt	$605	$627
Notes payable	428	102
Accounts payable	2,476	2,471
Current operating lease liabilities	120	117
Accrued advertising and promotion	775	776
Other current liabilities	981	1,145
Total current liabilities	5,385	5,238
Long-term debt	6,655	6,746
Operating lease liabilities	502	520
Deferred income taxes	634	562
Pension liability	726	769
Other liabilities	507	525
Commitments and contingencies
Equity
Common stock, $.25 par value	105	105
Capital in excess of par value	954	972
Retained earnings	8,506	8,326
Treasury stock, at cost	(4,762)	(4,559)
Accumulated other comprehensive income (loss)	(1,665)	(1,732)
Total Kellogg Company equity	3,138	3,112
Noncontrolling interests	517	524
Total equity	3,655	3,636
Total liabilities and equity	$18,064	$17,996
 * Condensed from audited financial statements.

Kellogg Company and Subsidiaries
Adjustments to Reconcile Reported Results to Currency-Neutral Adjusted Results
(millions, except per share data)

	Quarter ended April 3, 2021
(Results are unaudited)	Cost of goods sold	Selling, general and administrative expense	Operating profit	Other income (expense)	Income taxes	Net income (loss) attributable to Kellogg	Per share amount: Diluted
Mark-to-market (pre-tax)	$24	$(5)	$(18)	$9	$—	$(9)	$(0.03)
Business and portfolio realignment (pre-tax)	1	6	(7)	—	—	(7)	(0.02)
Income tax impact applicable to adjustments, net*	—	—	—	—	(4)	4	0.01
Foreign currency impact	14	7	8	4	1	11	0.04
Adjustments to adjusted basis	$38	$8	$(18)	$13	$(3)	$(2)	$—

	Quarter ended March 28, 2020
(Results are unaudited)	Cost of goods sold	Selling, general and administrative expense	Operating profit	Other income (expense)	Income taxes	Net income (loss) attributable to Kellogg	Per share amount: Diluted
Mark-to-market (pre-tax)	$(22)	$(4)	$26	$(14)	$—	$12	$0.04
Business and portfolio realignment (pre-tax)	—	6	(6)	—	—	(6)	(0.02)
Income tax impact applicable to adjustments, net*	—	—	—	—	—	—	—
Adjustments to adjusted basis	$(22)	$1	$20	$(14)	$—	$6	$0.02
Note: Tables may not foot due to rounding.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.
*Represents the estimated income tax effect on the reconciling items, using weighted-average statutory tax rates, depending upon the applicable jurisdiction.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Net Sales to Organic Net Sales

Quarter ended April 3, 2021
(millions)	North America	Europe	Latin America	AMEA	Corporate	Kellogg Consolidated
Reported net sales	$2,130	$578	$236	$640	$—	$3,584
Foreign currency impact on total business (inc)/dec	9	37	(13)	(3)	—	29
Organic net sales	$2,121	$542	$249	$643	$—	$3,555

Quarter ended March 28, 2020
(millions)	North America	Europe	Latin America	AMEA	Corporate	Kellogg Consolidated
Reported net sales	$2,097	$526	$226	$562	$—	$3,412

% change - 2021 vs. 2020:
Reported growth	1.5%	9.9%	4.2%	13.9%	—%	5.1%
Foreign currency impact on total business (inc)/dec	0.4%	7.0%	(5.9)%	(0.6)%	—%	0.9%
Organic growth	1.1%	2.9%	10.1%	14.5%	—%	4.2%
Volume (tonnage)	(1.9)%	0.2%	4.6%	(1.7)%	—%	(0.9)%
Pricing/mix	3.0%	2.7%	5.5%	16.2%	—%	5.1%
Note: Tables may not foot due to rounding.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Gross Profit to Currency-Neutral Adjusted Gross Profit

	Quarter ended
	April 3, 2021	March 28, 2020
Reported gross profit	$1,166	$1,144
Mark-to-market	(24)	22
Business and portfolio realignment	(1)	—
Foreign currency impact	15	—
Currency-neutral adjusted gross profit	$1,175	$1,122
Note: Tables may not foot due to rounding.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Gross Margin to Currency-Neutral Adjusted Gross Margin

	Quarter ended
	April 3, 2021	March 28, 2020
Reported gross margin	32.5%	33.5%
Mark-to-market	(0.7)%	0.6%
Adjusted gross margin	33.2%	32.9%
Foreign currency impact	0.1%	—%
Currency-neutral adjusted gross margin	33.1%	32.9%
Note: Tables may not foot due to rounding.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Operating Profit to Currency-Neutral Adjusted Operating Profit

Quarter ended April 3, 2021
(millions)	North America	Europe	Latin America	AMEA	Corporate	Kellogg Consolidated
Reported operating profit	$379	$80	$27	$63	$(77)	$472
Mark-to-market	—	—	—	—	(18)	(18)
Business and portfolio realignment	(3)	—	(4)	—	(1)	(7)
Adjusted operating profit	$381	$80	$31	$63	$(58)	$497
Foreign currency impact	1	4	(1)	3	—	8
Currency-neutral adjusted operating profit	$380	$76	$32	$60	$(58)	$489

Quarter ended March 28, 2020
(millions)	North America	Europe	Latin America	AMEA	Corporate	Kellogg Consolidated
Reported operating profit	$366	$69	$22	$46	$(44)	$459
Mark-to-market	—	—	—	—	26	26
Business and portfolio realignment	1	(1)	—	(2)	(3)	(6)
Adjusted operating profit	$366	$70	$22	$48	$(67)	$439

% change - 2021 vs. 2020:
Reported growth	3.5%	15.6%	23.2%	37.4%	(75.8)%	2.7%
Mark-to-market	—%	—%	—%	—%	(91.8)%	(10.4)%
Business and portfolio realignment	(0.8)%	1.7%	(16.7)%	6.6%	2.1%	(0.2)%
Adjusted growth	4.3%	13.9%	39.9%	30.8%	13.9%	13.3%
Foreign currency impact	0.3%	6.3%	(3.6)%	5.7%	0.3%	1.8%
Currency-neutral adjusted growth	4.0%	7.6%	43.5%	25.1%	13.6%	11.5%
Note: Tables may not foot due to rounding.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Other Income (Expense) to Adjusted Other Income (Expense)

	Quarter ended
	April 3, 2021	March 28, 2020
Reported other income (expense)	$69	$51
Mark-to-market (pre-tax)	9	(14)
Adjusted other income (expense)	$61	$65
Note: Tables may not foot due to rounding.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Income Taxes to Adjusted Income Taxes and Reported Effective Tax Rate to Adjusted Effective Tax Rate

	Quarter ended
	April 3, 2021	March 28, 2020
Reported income taxes	$109	$94
Mark-to-market	(2)	3
Business and portfolio realignment	(1)	(3)
Adjusted income taxes	$113	$94
Reported effective tax rate	22.7%	21.1%
Mark-to-market	(0.1)%	0.2%
Business and portfolio realignment	0.1%	(0.4)%
Adjusted effective tax rate	22.7%	21.3%
Note: Tables may not foot due to rounding
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Diluted Earnings Per Share to Currency-Neutral Adjusted Diluted Earnings Per Share

	Quarter ended
	April 3, 2021	March 28, 2020
Reported EPS	$1.07	$1.01
Mark-to-market (pre-tax)	(0.03)	0.04
Business and portfolio realignment (pre-tax)	(0.02)	(0.02)
Income tax impact applicable to adjustments, net*	0.01	—
Adjusted EPS	$1.11	$0.99
Foreign currency impact	0.04	—
Currency-neutral adjusted EPS	$1.07	$0.99
Currency-neutral adjusted EPS growth	8.1%
Note: Tables may not foot due to rounding.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.
*Represents the estimated income tax effect on the reconciling items, using weighted-average statutory tax rates, depending upon the applicable jurisdiction.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Net Sales Growth to Currency-Neutral Net Sales Growth
North America

Net sales % change - first quarter 2021 vs. 2020:
North America	Reported Net Sales	Foreign Currency	Organic Net Sales
Snacks	3.8%	0.3%	3.5%
Cereal	(1.9)%	0.6%	(2.5)%
Frozen	0.6%	0.3%	0.3%

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Net Debt

(millions, unaudited)	April 3, 2021	March 28, 2020	March 30, 2019
Notes payable	$428	$657	$605
Current maturities of long-term debt	605	626	509
Long-term debt	6,655	7,163	8,183
Total debt liabilities	7,688	8,446	9,297
Less:
Cash and cash equivalents	(391)	(1,016)	(272)
Net debt	$7,297	$7,430	$9,025

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Cash Flow to Kellogg Defined Cash Flow

	Year-to-date period ended
(millions, unaudited)	April 3, 2021	March 28, 2020	March 30, 2019
Operating activities
Net Income	$371	$350	$285
Adjustments to reconcile net income to operating cash flows:
Depreciation and amortization	112	117	124
Postretirement benefit plan expense (benefit)	(68)	(39)	(38)
Deferred income taxes	17	8	7
Stock compensation	20	19	13
Other	13	(11)	(8)
Postretirement benefit plan contributions	(2)	(6)	(5)
Changes in operating assets and liabilities, net of acquisitions:
Trade receivables	(155)	(194)	(229)
Inventories	(50)	1	12
Accounts payable	118	44	(16)
All other current assets and liabilities	(141)	102	(75)

Net cash provided by (used in) operating activities	235	391	70
Less:
Additions to properties	(173)	(112)	(148)
Cash flow (operating cash flow less property additions) (a)	$62	$279	$(78)
(a) Cash flow is defined as net cash provided by operating activities less capital expenditures. We use this non-GAAP financial measure to focus management and investors on the amount of cash available for debt repayment, dividend distributions, acquisition opportunities and share repurchase.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Operating Profit to Currency-Neutral Adjusted Operating Profit Excluding Divestitures

Quarter ended March 28, 2020
(millions)	North America	Europe	Latin America	AMEA	Corporate	Kellogg Consolidated
Reported operating profit	$366	$69	$22	$46	$(44)	$459
Mark-to-market	—	—	—	—	26	26
Business and portfolio realignment	1	(1)	—	(2)	(3)	(6)
Adjusted operating profit	$366	$70	$22	$48	$(67)	$439
Foreign currency impact	—	(2)	(1)	(3)	—	(6)
Currency-neutral adjusted operating profit	$366	$72	$23	$51	$(67)	$445

Quarter ended March 30, 2019
(millions)	North America	Europe	Latin America	AMEA	Corporate	Kellogg Consolidated
Reported operating profit	$380	$60	$21	$47	$(127)	$381
Mark-to-market	—	—	—	—	(42)	(42)
Project K	(4)	(1)	(2)	(1)	—	(8)
Brexit readiness impacts	—	(3)	—	—	—	(3)
Business and portfolio realignment	(11)	(4)	—	—	(16)	(31)
Adjusted operating profit	$395	$67	$22	$48	$(68)	$465
Divestitures	53	—	1	—	—	53
Adjusted operating profit excluding divestitures	$343	$67	$22	$48	$(68)	$412

% change - 2020 vs. 2019:	North America	Europe	Latin America	AMEA	Corporate	Kellogg Consolidated
Reported growth	(3.7)%	16.4%	6.9%	(3.1)%	65.4%	20.7%
Mark-to-market	—%	—%	—%	—%	48.5%	18.4%
Project K	0.9%	1.8%	8.2%	2.3%	—%	1.8%
Brexit readiness impacts	—%	5.5%	—%	—%	—%	0.7%
Business and portfolio realignment	2.9%	4.8%	—%	(4.9)%	15.7%	5.5%
Adjusted growth	(7.5)%	4.3%	(1.3)%	(0.5)%	1.2%	(5.7)%
Foreign currency impact	(0.1)%	(2.3)%	(5.6)%	(5.5)%	(0.2)%	(1.3)%
Currency-neutral adjusted growth	(7.4)%	6.6%	4.3%	5.0%	1.4%	(4.4)%
Divestitures	(14.2)%	—%	(3.6)%	—%	—%	(12.4)%
Currency-neutral adjusted growth excluding divestitures	6.8%	6.6%	7.9%	5.0%	1.4%	8.0%
Note: Tables may not foot due to rounding.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Diluted Earnings Per Share to Currency-Neutral Adjusted Diluted Earnings Per Share Excluding Divestitures

	Quarter ended
	March 28, 2020	March 30, 2019
Reported EPS	$1.01	$0.82
Mark-to-market (pre-tax)	0.04	(0.12)
Project K (pre-tax)	—	(0.02)
Brexit readiness impacts (pre-tax)	—	(0.01)
Business and portfolio realignment (pre-tax)	(0.02)	(0.09)
Income tax impact applicable to adjustments, net*	—	0.05
Adjusted EPS	$0.99	$1.01
Foreign currency impact	(0.01)	—
Currency-neutral adjusted EPS	$1.00	$1.01
Divestitures	—	0.16
Income tax impact applicable to divestitures	—	(0.04)
Currency-neutral adjusted EPS excluding divestitures	$1.00	$0.89
Currency-neutral adjusted EPS growth excluding divestitures	12.4%
Note: Tables may not foot due to rounding.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.
*Represents the estimated income tax effect on the reconciling items, using weighted-average statutory tax rates, depending upon the applicable jurisdiction.

Significant items impacting comparability

Mark-to-market accounting for pension plans, commodities and certain foreign currency contracts
We recognize mark-to-market adjustments for pension plans, commodity contracts, and certain foreign currency contracts as incurred. Actuarial gains/losses for pension plans are recognized in the year they occur. Changes between contract and market prices for commodities contracts and certain foreign currency contracts result in gains/losses that are recognized in the quarter they occur. We recorded a pre-tax mark-to-market expense of $9 million for the quarter ended April 3, 2021. Included within the aforementioned was a pre-tax mark-to-market benefit for pension plans of $9 million for the quarter ended April 3, 2021. Additionally, we recorded a pre-tax mark-to-market benefit of $12 million for the quarter ended March 28, 2020, and pre-tax mark-to-market expense of $41 million for the quarter ended March 30, 2019. Included within the aforementioned was a pre-tax mark-to-market expense for pension plans of $14 million for the quarter ended March 28, 2020, and a pre-tax mark-to-market expense for pension plans of $1 million for the quarter ended March 30, 2019.

Project K
As of the end of 2019, the company has completed implementation of all Project K initiatives. We recorded pre-tax charges related to this program of $8 million for the quarter ended March 30, 2019.

Brexit readiness impacts
During 2019, with the uncertainty of the United Kingdom's (U.K.) exit from the European Union (EU), commonly referred to as Brexit, we incurred certain costs to proactively prepare for the potential adverse impacts, such as delays at ports of entry and departure. As a result, we incurred pre-tax charges of $3 million for the quarter ended March 30, 2019.

Business and portfolio realignment
One-time costs related to reorganizations in support of our Deploy for Growth priorities and a reshaped portfolio; investments in enhancing capabilities prioritized by our Deploy for Growth strategy; and completed and prospective divestitures and acquisitions, including the divestiture of our cookies, fruit snacks, pie crusts, and ice-cream cone businesses. As a result, we incurred pre-tax charges, primarily related to reorganizations, of $7 million for the quarter ended April 3, 2021. We also recorded pre-tax charges of $6 million for the quarter ended March 28, 2020, and $31 million for the quarter ended March 30, 2019.

Divestitures
On July 28, 2019, the Company completed its sale of selected cookies, fruit and fruit-flavored snacks, pie crusts, and ice cream cones businesses to Ferrero for approximately $1.3 billion in cash, subject to a working capital adjustment mechanism. The operating results for these businesses were included primarily in our North America reportable segment, and to a lesser extent, Latin America, prior to the sale. Reported operating profit for the divested businesses totaled $53 million for the quarter ended March 30, 2019.

Foreign currency translation
We evaluate the operating results of our business on a currency-neutral basis. We determine currency-neutral operating results by dividing or multiplying, as appropriate, the current-period local currency operating results by the currency exchange rates used to translate our financial statements in the comparable prior-year period to determine what the current period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior-year period.